UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-184373

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-192973

UNDER THE SECURITIES ACT OF 1933

HAMILTON BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	46-0543309
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

501 Fairmount Avenue, Suite 200

Towson, Maryland 21286

(410) 823-4510

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Hamilton Bank 401(k) Profit Sharing Plan

Hamilton Bancorp, Inc. 2013 Equity Incentive Plan

(Full title of the plan)

David P. Boyle

Executive Vice President and Chief Financial Officer

Orrstown Financial Services, Inc.

77 East King Street

Shippenburg, Pennsylvania 17257 (888) 677-7869

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Matthew Dyckman, Esq.

Goodwin Procter LLP

901 New York Avenue NW

Washington, DC 20001 (202) 346-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Hamilton Bancorp, Inc., a Maryland corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-184373	October 11, 2012	Hamilton Bank 401(k) Profit Sharing Plan	—	(1)
333-192973	December 20, 2013	Hamilton Bancorp, Inc. 2013 Equity Incentive Plan	518,420

(1)

Pursuant to 17 C.F.R. Section 230.416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covered an indeterminate amount of participation interests to be offered or sold pursuant to the Hamilton Bank 401(k) Profit Sharing Plan.

The Agreement and Plan of Merger, dated as of October 23, 2018, by and between Orrstown Financial Services, Inc., a Pennsylvania corporation (“Orrstown”), and the Company, provides for, among other things, the merger of the Company with and into Orrstown (the “Merger”), whereupon the separate corporate existence of the Company will cease.

The Merger became effective on May 1, 2019. As a result of the Merger, each outstanding Share was converted into the right to receive, in each case without interest, the combination of (A) $4.10 in cash and (B) 0.54 validly issued, fully paid and non-assessable Orrstown common stock, no par value per share.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of post-effective amendments any of the securities that remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration the Shares registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Shippensburg, Pennsylvania, on the 1st day of May, 2019.

ORRSTOWN FINANCIAL SERVICES, INC., as successor by merger to Hamilton Bancorp, Inc.

By:	/s/ David P. Boyle
David P. Boyle Executive Vice President and Chief Financial Officer (Principal Financial Officer)

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.